EXHIBIT 10.4
FORM OF
CONTINGENT PAYMENT OBLIGATION

Denver, Colorado	Executed October 16, 2008
     FOR VALUE RECEIVED, the undersigned, FEEDSTOCK INVESTMENTS IV, LLC, a Delaware limited liability company (“Investor”), having an address of 82 Devonshire Street, R7E, Boston, Massachusetts 02109, promises to pay to the order of WESTMORELAND RESOURCES, INC., a Delaware corporation having an address of Two North Cascade Avenue, Colorado Springs, Colorado 80903 (“WRI”), the amounts described below as set forth in this Contingent Payment Obligation (this “Note”). Any defined term used herein which is not defined herein shall have the meaning given such term in the Membership Interest Purchase Agreement dated effective October 16, 2008 among Investor, WRI, Absaloka Coal, LLC, a Delaware limited liability company (“Absaloka”) and WRI Partners, Inc., a Delaware corporation (the “Agreement”) regarding the sale by WRI to Investor of WRI’s membership interest in Absaloka. This Note is subject to the terms and the obligations of Investor and WRI set forth in the Agreement.
     Payment. Investor shall pay to WRI an amount each calendar quarter (the “Contingent Payment”) which shall equal the excess of (i) ninety percent (90%) of Investor’s share as a Member in Absaloka of Indian Coal Production Tax Credits attributable to production and sales of Indian Coal from the Sublease under the Amended and Restated Limited Liability Company Agreement of Absaloka (the “Operating Agreement”) for such calendar quarter over (ii)  the amount of the Fixed Payment paid by Investor to WRI for such calendar quarter under the Fixed Payment Note dated as of the same date as this Note, including the amount of any Fixed Payment deferred from a prior calendar quarter and paid during the given calendar quarter, according to the terms and subject to adjustments set forth herein. The Contingent Payment shall be paid within ten (10) business days following Investor’s receipt of an invoice from WRI delivered after each completed calendar quarter, commencing with the invoice pertaining to the calendar quarter ending December 31, 2008, until the occurrence of the events set forth under “Termination of Note” below. In circumstances described (i) in Section 7 of the Agreement upon the occurrence of a Breach Liquidation, and (ii) in Section 8 of the Agreement upon the withdrawal of Investor from Absaloka, Absaloka may make Contingent Payments to WRI on behalf of Investor. Payments made pursuant to this paragraph shall be subject to adjustment in accordance with the provisions of Section 14.2 of the Agreement to accommodate corrections or adjustments in the computation of Indian Coal Production Tax Credits available to Absaloka.
     Suspension of Contingent Payments. Notwithstanding the foregoing, Investor may suspend Contingent Payments (i) if Absaloka fails to provide tax information to Investor by April 1 of any year or (ii) upon the occurrence of an event specified in Section 12.3(c)(iii) of the Agreement. With respect to the Contingent Payments suspended by reason of the occurrence of the event set forth in (i) above, upon the delivery to Investor by Absaloka of tax information, Investor shall pay to WRI all Contingent Payments, including any Contingent Payments covering periods of suspension. With respect to the Contingent Payments suspended by reason of the occurrence of the events set forth in clause (ii) above, Contingent Payments shall be resumed in accordance with the terms of Section 12.3(c)(iii) of the Agreement.
     Termination of Note. This Note shall terminate, and all obligations hereunder be extinguished upon the earliest of (i) the exercise by Investor or WRI of the right to require transfer of Investor’s membership interest upon the failure of Absaloka to satisfy the Second Payment Conditions, in accordance with the terms set forth in Section 6 of the Agreement; (ii) the occurrence of a Breach Liquidation Event, in accordance with the terms set forth in Section 7 of the Agreement; (iii) a Disqualification Event or a Disallowance Event, as provided under Section 12 of the Agreement; (iv) the enactment of an amendment in or to the Internal Revenue Code that eliminates the Indian Coal Production Tax Credits that are available to Absaloka from the production and sale of coal from the Sublease, as provided in Section 12.4 of the Agreement; (v) Investor’s withdrawal from Absaloka, as provided under Section 8 of the Agreement and Article XI of the Operating Agreement; or (vi) the date of a Buyout Notice from WRI to Investor, as provided in Section 9 of the Agreement. Upon the occurrence of such earliest event, this Note will be terminated upon the payment of all accrued amounts then due under this Note.
     Payment Instructions. Investor shall make all payments due under the terms of this Note to WRI by wire transfer of immediately available funds to an account designated by WRI or at such other place as may be designated to Investor in writing by WRI, all in accordance with the provisions set forth in the Agreement, except as follows:
     (a) Until satisfaction or waiver of the Second Payment Conditions (as defined in the Agreement), payments due under this Note shall be paid in accordance with the terms of the Approval Escrow Agreement.
     (b) If at any time after satisfaction or waiver of the Second Payment Conditions, the Manager of Absaloka notifies Investor and WRI in writing that Absaloka is experiencing a Cash Deficit (as defined in the Operating Agreement), Investor shall thereafter make the Contingent Payments directly to Absaloka, by wire transfer of immediately available funds to an account designated by the Manager of Absaloka, until it is notified by the Manager of Absaloka in writing that Absaloka no longer is experiencing a Cash Deficit. WRI shall treat such payment to Absaloka as satisfying an equal amount of any accrued and unpaid obligations under this Contingent Note. Investor shall notify WRI of the amount and timing of such payments to Absaloka.
     (c) From the Escrow Commencement Date until the Conclusion of a Tax Audit (as such terms are defined in Section 12 of the Agreement), Contingent Payments under this Note shall be paid in accordance with the terms of the IRS Audit Escrow Agreement.
     Security; Recourse. This Note shall be a recourse obligation of Investor, secured by a pledge by Investor to WRI of Investor’s entire membership interest in Absaloka pursuant to a Pledge Agreement dated as of October 16, 2008.

     Remedies. The remedies provided in this Note shall be cumulative and shall be in addition to any other rights or remedies now or hereafter provided by law or equity. Whenever WRI shall sustain or incur any losses or out-of-pocket expenses with respect to this Note in connection with a failure by Investor to pay all Contingent Payments when due hereunder, Investor shall pay, on demand, to WRI, in addition to any other penalties or premiums hereunder, an amount sufficient to compensate WRI for all such losses or out-of-pocket expenses, including, without limitation, all costs and expenses of a suit or proceeding (or any appeal thereof) brought for recovery of all or any part of or for protection of the indebtedness evidenced by this Note or to enforce WRI’s rights hereunder or thereunder, including reasonable attorneys’ fees. No delay, failure or omission by any holder of this Note, in respect of any default by Investor, to exercise any right or remedy shall constitute a waiver of the right to exercise the right or remedy upon any such default or subsequent default.
     Waiver. Investor and any endorser herein waives presentment, demand, notice of dishonor, notice of acceleration and protest, and assents to any extension of time with respect to any payment due under this Note, and to the addition or release of any party. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.
     Amendment. This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
     Validity. If any of the provisions of this Note shall be held to be invalid or unenforceable, the determination of invalidity or unenforceability of any such provision shall not affect the validity or enforceability of any other provision or provisions hereof.
     Successors and Assigns. This Note shall be binding upon Investor and its successors and assigns and shall inure to the benefit of and be enforceable by WRI and its successors and assigns.
     Notices. All notices to Investor expressly required in this Note shall be in writing and shall be delivered by hand delivery or mailed by certified mail, return receipt requested, postage prepaid, addressed to Investor at its address set forth above, or at such other address as Investor shall notify the holder hereof. All such notices or other communications shall be deemed to be properly given upon receipt of delivery by Investor.
     Conflict. In the event of a conflict between the provisions of this Note and the terms of either the Agreement or the Operating Agreement, the terms of the Agreement and the Operating Agreement will control.
     Governing Law. This Note shall be construed and enforced in accordance with the law of the State of Delaware.

     IN WITNESS WHEREOF, Investor and WRI have caused this instrument to be executed as of the day and year first above written.

INVESTOR:	WRI:

FEEDSTOCK INVESTMENTS IV, LLC	WESTMORELAND RESOURCES, INC.
By its Manager

By:	By:
Name:	Name:
Title:	Title:

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